UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 14, 2017

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election Of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On February 14, 2017, Jess Roper, the Senior Vice President and Chief Financial Officer of DexCom, Inc. (“DexCom”), notified DexCom of his decision to resign, effective as of April 1, 2017. Mr. Roper confirmed that his resignation did not result from a disagreement with DexCom on any matter relating to its operations, policies or practices, including its controls or financial related matters.

In connection with Mr. Roper’s resignation, DexCom intends to enter into a separation agreement with Mr. Roper that provides for (i) a lump sum cash payment equivalent to 12 months of his base salary and (ii) 12 months acceleration in the vesting of his unvested equity awards that are outstanding as of April 1, 2017, in exchange for Mr. Roper’s delivery of an effective general release and waiver of any claims against DexCom by Mr. Roper.

Upon Mr. Roper’s resignation, DexCom will appoint Kevin Sun, 39, as interim Chief Financial Officer. Mr. Sun has served as DexCom’s Vice President, Finance since February 2016, after previously serving as Senior Director of Finance from March 2014 to February 2016, Director of Finance from November 2010 to February 2014 and Senior Manager, Financial Reporting and Analysis from June 2008 to November 2010. Mr. Sun holds a B.S. in Business with a dual major in Accounting and Finance, a Masters in Strategic Management and an MBA from the Kelley School of Business at Indiana University. No new compensatory or severance arrangements were entered into in connection with Mr. Sun’s appointment as interim Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

Date: February 21, 2017	By:	/s/ Steven R. Pacelli
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development